Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introductory Note

On January 1, 2021, GAN Limited (the “Company”) acquired all of the outstanding shares of the Vincent Group p.l.c. (“Coolbet”), a Malta public limited company. Coolbet is a developer and operator of an online sports betting and casino platform. Coolbet operates a business-to-consumer (“B2C”) casino and sports-betting platform that is accessible through its website in nine national markets across Northern Europe (Estonia, Finland, Iceland, Norway and Sweden), Latin America (Chile, Ecuador and Peru) and North America (Canada). The Company acquired Coolbet to take advantage of Coolbet’s user interface and proprietary technical platform, to quickly integrate and offer a proprietary sportsbook offering to land-based casino operators in the United States. All of the issued and outstanding shares of Coolbet were sold to the Company in exchange for a purchase price of $218.1 million comprised of cash consideration of $111.1 million, the issuance of 5,260,516 ordinary shares (valued at $106.7 million) and issuance of replacement awards (valued at $0.3 million). The financial position and operating results of Coolbet have been included in the financial position and operating results of the Company from the date of acquisition.

The following unaudited pro forma condensed combined financial information gives effect to the acquisition by the Company of all the outstanding shares of Coolbet. The unaudited pro forma condensed combined statements of operations combine the results of operations of the Company and Coolbet for the year ended December 31, 2020, as if the acquisition had occurred on January 1, 2020. An unaudited pro forma condensed combined balance sheet for the Company and Coolbet at March 31, 2021 was not presented as Coolbet’s balance sheet including related acquisition adjustments has already been included in the consolidated balance sheet of the Company as of March 31, 2021 in its Quarterly Report on Form 10-Q for the period ended March 31, 2021 which has been incorporated by reference herein.

The unaudited pro forma condensed combined financial information has been prepared from, and should be read in conjunction with, the respective historical consolidated financial statements of the Company and Coolbet. The Company’s historical consolidated financial statements for the year ended December 31, 2020 are included in its Annual Report on Form 10-K for the year ended December 31, 2020. Coolbet’s historical consolidated financial statements for the year ended December 31, 2020 are included herein.

The historical consolidated statement of financial position and consolidated income statement of Coolbet have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. For the purpose of presenting the unaudited pro forma condensed combined financial information, the consolidated income statement of Coolbet has been adjusted to conform with U.S. GAAP as described in Note 3. In addition, certain adjustments have been made to the historical consolidated income statement of Coolbet to reflect reclassifications to conform with the Company’s presentation under U.S. GAAP. The historical income statement of Coolbet was presented in Euros. The unaudited pro forma condensed combined statements of operations are presented in U.S. dollars consistent with the reporting currency of the Company. In this regard, the historical condensed consolidated income statement of Coolbet has been translated from Euros to U.S. dollars at the average daily exchange rate of 1.1422 U.S. dollars to Euro for the year ended December 31, 2020.

The unaudited pro forma condensed combined financial information included herein has been prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted to give pro forma effect to the transaction accounting adjustments described in Note 2 and are based on available information and certain assumptions made by the Company’s management. The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily intended to represent or be indicative of the consolidated results of operations that would have been reported as of the dates presented, and should not be taken as representative of the future consolidated results of operations. Additionally, the unaudited pro forma combined financial information does not include adjustments to reflect any synergies or dis-synergies, any future operating efficiencies, associated costs savings or any possible integration costs that may occur in the future. Actual results may be materially different than the pro forma information presented herein.

Unaudited Pro Forma Condensed Combined Statements of Operations

Year Ended December 31, 2020

(dollars in thousands, except per share amounts)

	GAN Limited Historical	Vincent Group p.l.c. Historical	Pro Forma Adjustments	Notes	GAN Limited Pro Forma
Revenues	$35,159	$33,793	$-		$68,952

Operating costs and expenses
Cost of revenues (1)	10,471	11,067	-		21,538
Sales and marketing	5,046	7,969	-		13,015
Product and technology	11,032	1,820	-		12,852
General and administrative (1)	24,825	9,931	387	(a)	35,143
Depreciation and amortization	3,257	336	10,932	(b)	14,525
Total operating costs and expenses	54,631	31,123	11,319		97,073
Operating income (loss)	(19,472)	2,670	(11,319)		(28,121)
Interest expense, net	392	-	-		392
Income (loss) before income taxes	(19,864)	2,670	(11,319)		(28,513)
Income tax provision (benefit)	353	-	(1,834)	(c)	(1,481)
Net income (loss)	$(20,217)	$2,670	$(9,485)		$(27,032)

Loss per share, basic and diluted	$(0.75)				$(0.84)

Weighted average ordinary shares outstanding, basic and diluted	27,006,058		5,260,516	(d)	32,266,574

(1) Excludes depreciation and amortization

The accompany notes are an integral part of these unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(dollars in thousands)

Note 1. Purchase Price – Vincent Group p.l.c (“Coolbet”)

The unaudited pro forma condensed combined financial information reflects an estimated purchase price of approximately $218.1 million. Under the acquisition method of accounting, the total purchase price is allocated to the net tangible and intangible assets acquired and liabilities assumed based upon their respective estimated fair values as of the acquisition date. The following table summarizes the consideration transferred and the recognized amounts of identifiable assets acquired and liabilities assumed at the acquisition date:

Fair value of the consideration transferred:

Cash paid to Vincent Group shareholders	$111,118
Restricted ordinary shares issued to Vincent Group shareholders (1)	106,683
Replacement equity-based awards to holders of Vincent Group equity-based awards (2)	297
Total	$218,098

(1) The share consideration represents 5,260,516 ordinary shares issued to the Vincent Group shareholders multiplied by the Company’s share price of $20.28 on the acquisition date.

(2) The replacement equity-based awards consist of options to purchase 67,830 shares of the Company’s ordinary shares. In accordance with the applicable accounting guidance, the fair value of replacement equity-based awards attributable to pre-combination service is recorded as part of the consideration transferred in the acquisition, while the fair value of the replacement equity-based awards attributable to post-combination service is recorded separately from the business combination and recognized as compensation cost in the post-acquisition period over the remaining service period. The fair value of the replacement awards was estimated using the Black-Scholes option pricing model utilizing various assumptions. The vesting terms and conditions of the unvested options were replaced with terms identical to those of the original awards.

Recognized amounts of identifiable assets acquired and liabilities assumed at fair value:

Cash	$18,714
Prepaid expenses and other current assets	1,512
Property and equipment	343
Operating lease right-of-use assets	416
Intangible assets	48,370
Other noncurrent assets	73
Accounts payable	(1,182)
Liabilities to users	(5,373)
Other current liabilities	(1,797)
Operating lease liabilities	(167)
Deferred income taxes	(2,265)
Noncurrent operating lease liabilities	(231)
Total identifiable net assets	58,413
Goodwill	159,685
$218,098

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(dollars in thousands)

Identifiable intangible assets acquired as part of the acquisition, including their respective expected useful lives, were preliminarily identified as follows:

	Estimated useful life (in years)	Preliminary Fair Value
Trade names and trademarks	10.0	$5,800
Developed technology	3.0	28,100
In-process developed technology	—	8,400
Customer relationships	3.0	5,600
Licenses	various	470
		$48,370

The preliminary fair value of the intangibles assets is primarily determined using the income approach. In performing these valuations of the intangible assets, the Company’s key underlying assumptions used in the discounted cash flows were projected revenue, gross margin expectations and operating cost estimates. There are inherent uncertainties and management judgment in these valuations. The acquired in-process technology consists of a proprietary technical platform. When completed and placed in service, the developed technology will be amortized over its estimated useful life based on and using amortization methods that reflect the pattern in which the economic benefits of the intangible assets are consumed or otherwise realized. The technology is expected to be completed in the latter part of 2021. The Company recorded a net deferred income tax liability of $2,265 associated with the intangible assets recorded in the acquisition accounting.

The Company has not finalized the purchase price allocation, which is pending further analysis of the net assets acquired. The above cash consideration is subject to adjustment for the final working capital adjustment. Additionally, the Company is continuing to evaluate the tax impacts related to the acquisition. Such tax impacts include the tax rate to be used in the post-tax cash flow assumptions in valuing the intangible assets, which have been preliminarily calculated at 35%, the statutory tax rate in Malta. A material change in the tax rate, on a market participant perspective, would have a material effect on the value of the intangible assets and the related deferred tax liability thereon. Accordingly, the purchase price allocation shown above could change materially.

The Company incurred $1,309 of acquisition-related costs of which $1,019 of such nonrecurring costs ($854, net of tax) were included in the Company’s historical statement of operation for the year ended December 31, 2020.

Note 2. Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial information has been prepared as if the acquisition was completed on January 1, 2020 for the statement of operations purposes and reflect the following pro forma adjustments:

(a) – Reflects the difference between the share-based compensation expense of $475 related to replacement awards issued to continuing employees as part of the Agreement and Coolbet’s historical share-based compensation expense of $88. The fair value of the replacement share-based awards, includes stock options, will be recognized over the remaining post-combination service periods ranging for 1 to 2 years.

(b) – Reflects the difference between the amortization of identifiable definite-lived intangible assets of $11,105 in the Coolbet Acquisition and Coolbet’s historical amortization of identifiable definite-lived intangible assets of $173.

(c) – Reflects the income tax effect of the pro forma adjustments at our statutory effective income tax rate of 16.2% for the year ended December 31, 2020. This rate does not reflect our effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges, benefits and valuation allowances, and does not consider any historical or possible future tax events that may impact the combined company.

(d) – Reflects the increase in the weighted average ordinary shares outstanding for 5,260,516 ordinary shares issued to the shareholders of Coolbet as partial payment of the aggregate purchase price.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(dollars in thousands)

Note 3. Reclassification Adjustments and Translation of Vincent Group plc Amounts

The following table shows the reclassification adjustments made to the Vincent Group p.l.c historical income statement amounts to conform to our presentation and the result of translation from Euros to U.S. dollars at the average daily exchange rate of 1.1422 U.S. dollars to Euro for the year ended December 31, 2020:

	Vincent Group p.l.c. Historical	IFRS to U.S. GAAP Adjustments		Reclassification Adjustments	Vincent Group p.l.c. Adjusted	Vincent Group p.l.c. Adjusted
	EURO	EURO		EURO	EURO	USD
Revenues	29,586	-		-	29,586	33,793

Operating costs and expenses
Cost of revenues (1)	9,689	-		-	9,689	11,067
Sales and marketing	5,604	-		1,373	6,977	7,969
Product and technology	-	-		1,593	1,593	1,820
General and administrative (1)	-	156	(a)	8,539	8,695	9,931
Personnel and other administrative expenses	9,754	-		(9,754)	-	-
Other operating expenses	1,680	-		(1,680)	-	-
Depreciation and amortization	430	(136	)(a)	-	294	336
Total operating costs and expenses	27,157	20		71	27,248	31,123
Operating income (loss)	2,429	(20)		(71)	2,338	2,670
Interest expense, net	91	(20	)(a)	(71)	-	-
Income before income taxes	2,338	-		-	2,338	2,670
Income tax provision	-	-		-	-	-
Net income	2,338	-		-	2,338	2,670

(a) – Reflects an IFRS to U.S. GAAP lease accounting adjustment for the reclassification of depreciation of right-of-use assets and interest on lease liabilities, to rent expense, which is classified within general and administrative expenses.